Exhibit 99(c)

[Newspaper advertisement published throughout the state of Iowa]

                       The MidAmerican-IES Merger Proposal
               **************************************************
                                  IES has again
                             turned down a proposal
                         we believe would be much better
                              for IES shareholders.
               **************************************************
The MidAmerican Energy proposal offers IES shareholders a dividend 25% greater than the one now proposed in the IES three-way merger which includes a Wisconsin utility. IES has rejected this proposal without even discussing it with MidAmerican.

In failing to discuss a proposal that would pay $114 more in annual dividends for every 200 shares, IES continues to ignore a real opportunity to put more money in their shareholder's pockets. It's time for shareholders to send IES a message...

                    Compare Dividends Per Existing IES Share
                           Current IES Dividend--$2.10

         The MidAmerican Proposal                    The Wisconsin Deal

                                                         $1.95
                                                         Original Proposed
                                                         Dividend (11/10/95)

             $2.82                                       $2.01
             Proposed Dividend                           1st Revised
             (8/2/96)*                                   Dividend (5/22/96)

                                                         $2.25
                                                         2nd Revised
                                                         Dividend (8/16/96)**

*Based on MidAmerican dividend of $1.20 and conversion ratio of 2.346
**Based on WPL dividend of $1.97 and conversion ratio of 1.14
               **************************************************
                         Vote AGAINST the Wisconsin Deal
         IES shareholders are receiving proxy materials, including a BLUE proxy, from MidAmerican in the mail this week. Simply sign, date and mail the BLUE proxy as soon as you receive it. We urge you not to return any green or white proxies sent to you by IES. If you have already returned your IES proxy, you can still change your vote. Only the latest-dated proxy will count. For more information about MidAmerican's merger proposal, call this toll-free number.
                         1-888-PRO-IOWA (1-888-776-4692)
               **************************************************

[MidAmerican Energy Logo]

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.